Exhibit 10.1

Certain identified information has been marked in the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omission.

SECOND AMENDMENT to the

COLLABORATION AND LICENSE AGREEMENT

This Second Amendment (the “Second Amendment”) to the Collaboration and License Agreement with an Execution Date of June 8th, 2018, (the “Agreement”) as amended by the First Amendment dated March 24, 2020 (the “First Amendment”) is made by and between Translate Bio MA, Inc., with offices at 29 Hartwell Ave, Lexington, MA 02421, USA, a corporation registered under the laws of the State of Delaware (“Translate Bio” or “TB”) and Sanofi Pasteur Inc., a company incorporated under the laws of the state of Delaware, with offices at Discovery Drive, Swiftwater, PA 18370 USA (“Sanofi”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement or the First Amendment, as applicable.

WHEREAS: Sanofi and TB wish to expand the scope of their Collaboration and the scope of the licenses granted by TB to Sanofi subject to the terms of this Second Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1. ARTICLE 1 DEFINITIONS of the Agreement, as amended by the First Amendment, is hereby amended as follows:

(a) Section 1.11 (Collaboration Budget) is hereby deleted and replaced in its entirety as follows:

““Collaboration Budget” means the budget prepared jointly by the Parties to reflect the costs of the Translate Bio Collaboration Activities set forth in the Collaboration Plan, which shall consist of (a) FTE Costs to be reimbursed by Sanofi in accordance with Section 7.1 (Collaboration Funding), (b) Out-Of-Pocket Costs, and (c) Manufacturing Costs of Translate Bio for the Translate Bio Collaboration Activities, which shall be funded by Sanofi in accordance with Section 7.1 (Collaboration Funding). Collaboration Budgets for each Licensed Field in which the Parties shall conduct the Collaboration, and for the Vaccine Platform Development, are attached hereto as Schedule 1.11 (Collaboration Budget).”

(b) Section 1.12 (Collaboration Plan) is hereby deleted and replaced in its entirety as follows:

““Collaboration Plan” means (a) with respect to Products in each Licensed Field, the plans for the execution of certain research, development, regulatory and manufacturing activities which the Parties have allocated between them with respect to such Products in such Licensed Field during the Collaboration Term as described in Parts 2 through 8 of Schedule 1.12, and also (b) with respect to activities directed to [**] for vaccines which activities are directed to Products in the Licensed Fields but not specific to Products in any particular Licensed Field and such other activities as described in Part 1 of Schedule 1.12 (“Vaccine Platform Development”), which plan provides for the execution of such activities which the Parties have allocated between them during the Collaboration Term. Collaboration Plans for each of the following Licensed Fields: Influenza, [**], SARS-CoV-2, [**] Licensed Fields and for the Vaccine Platform Development are attached hereto as Schedule 1.12 (Collaboration Plan). The Parties acknowledge that such Collaboration Plans may require minor adjustments based on agreement to the Collaboration Budgets for such Collaboration Plans. The Parties shall update the Collaboration Plans annually in accordance with Section 3.1.2.”

(c) Section 1.31 (FTE Rate) is hereby deleted and replaced in its entirety as follows:

““FTE Rate” means (a) for Collaboration Plans in respect of the Influenza, [**] Licensed Fields and the Vaccine Platform Development, for the period beginning on the Execution Date and ending December 31, 2020, a rate of [**] U.S. dollars ($[**]) per FTE, (b) for Collaboration Plans in respect of the Influenza, [**] Licensed Fields and the Vaccine Platform Development, for the period beginning on January 1, 2021 and ending when the Collaboration Term (or any extension thereof) is terminated or expires, a rate of [**] U.S. dollars ($[**]) per FTE, (c) for Collaboration Plans in respect of the [**] Licensed Fields, for the period beginning on the Second Closing and ending when the Collaboration Term (or any extension thereof) is terminated or expires, a rate of [**] U.S. dollars ($[**]) per FTE; (d) for the Collaboration Plan in respect of the SARS-CoV-2 Licensed Field, for the period beginning on the First Amendment Effective Date and ending December 31, 2020, a rate of [**] U.S. dollars ($[**]) per FTE, (e) for the Collaboration Plan in respect of the SARS-CoV-2 Licensed Field, for the period beginning on January 1, 2021 and ending when the Collaboration Term (or any extension thereof) is terminated or expires, a rate of [**] U.S. dollars ($[**]) per FTE, and (f) for any Collaboration Plan for any Licensed Field not listed in item (a) through (e) which Collaboration Activities do not commence unless and until, Sanofi (in its sole discretion) extends the Collaboration Term pursuant to Section 2.2.2, for the period beginning on July 1, 2022 and ending on June 30, 2023, a rate of [**] U.S. dollars ($[**]) per FTE, which rate specified in (a), (b) (c), (d) and (e) above is, in each case, inclusive of salaries, bonus, benefits and overhead; provided however that beginning on January 1, 2022, the above FTE rates in (b), (c), (e) and (f) above shall increase by the percentage increase in the Producer Price Index (PPI) for Pharmaceutical and Medicine Manufacturing (NAICS 325400) for the twelve (12) month period preceding each such January 1.”

(d) Section 1.49 (Licensed Field) is hereby deleted and replaced in its entirety as follows:

““Licensed Field” means [**].”

(e) Section 1.62 (MIT License) is hereby deleted and replaced in its entirety as follows:

““MIT License” shall mean the APPL License and the OF-02 License.”

(f) Sections 1.66 (Option), 1.67 (Option Exercise Fee), 1.68 (Optioned Field), 1.69 Option Notice and Section 1.70 (Option Term) are hereby deleted and each such Section shall be replaced with the word [Reserved].

(g) Section 1.71 (Out-Of-Pocket Costs) is hereby deleted and replaced in its entirety as follows:

““Out-Of-Pocket Costs” shall mean those costs and expenses, including applicable taxes, paid to Third Parties, such as Service Providers, but excluding Manufacturing Costs; provided however that beginning as of January 1, 2021, Translate Bio may charge a mark-up of [**] percent ([**]%) to such costs.”

(h) Section 1.80 (Pre-Existing Agreements) shall be deleted in its entirety and replaced as follows:

““Pre-Existing Agreements” mean the agreements executed by Translate Bio which are listed in Schedule 1.80 (Pre-Existing Agreements).”

(i) Section 1.99 (Success Criteria) shall be deleted in its entirety and replaced as follows:

“ “Success Criteria” means the technical criteria, mutually agreed to by the Parties and described in the Technology and Process Transfer Plan or the SARS-CoV-2 Technology and Process Transfer Plan, as applicable.”

(j) Section 1.108 (Third Party Obligations) shall be deleted in its entirety and replaced as follows:

““Third Party Obligations” means the royalty payments (including any earn out payments payable under the Shire Agreement) which Translate Bio or any of its Affiliates owes to any Third Party with respect to a Product in a Licensed Field, in any calendar quarter, arising from an obligation under any Pre-Existing Agreement and/or Future Agreement.”

(k) A new Section 1.120 (Acquired Patent) is hereby added to the Agreement as follows:

“Acquired Patent” has the meaning set forth in Section 17.23.”

(l) A new Section 1.121 (Additional Milestone) is hereby added to the Agreement as follows:

“Additional Milestone” has the meaning set forth in Section 7.4.6.”

(m) A new Section 1.122 (APPL License) is hereby added to the Agreement as follows:

““APPL License” shall mean that certain Exclusive Patent License Agreement relating to “Amino Acid, Peptide, Polypeptide-Lipids (APPL) Derivatives and Uses Thereof” made effective November 1, 2013 (regarding MIT Case No. [**]) made by and between the M.I.T. and Shire AG, as amended from time to time, which license was assigned by Shire AG to Translate Bio.”

(n) A new Section 1.123 (Collaboration Term Extension) is hereby added to the Agreement as follows:

““Collaboration Term Extension” has the meaning set forth in Section 2.2.2.”

(o) A new Section 1.124 ([**]) is hereby added to the Agreement as follows:

““[**]” means [**].”

(p) A new Section 1.125 (Major Markets) is hereby added to the Agreement as follows:

““Major Markets” means [**].”

(q) A new Section 1.126 (Negotiation Period) is hereby added to the Agreement as follows:

““Negotiation Period” has the meaning set forth in Section 17.23.”

(r) A new Section 1.127 (OF-02 License) is hereby added to the Agreement as follows:

““OF-02 License” shall mean that certain Exclusive Patent License Agreement relating to “Ionizable Lipid OF-02 and its use in mRNA Delivery” Agreement, made effective as of January 17, 2019 (regarding MIT Case No. [**]) made by and between M.I.T. and Translate Bio, as amended from time to time.”

(s) A new Section 1.128 (SARS-CoV-2 Quality Agreement) is hereby added to the Agreement as follows:

““SARS-CoV-2 Quality Agreement” has the meaning set forth in Section 4.4.3.”

(t) A new Section 1.129 (SARS-CoV-2 Sales Milestones) is hereby added to the Agreement as follows:

““SARS-CoV-2 Sales Milestones” has the meaning set forth in Section 7.4.4(b).”

(u) A new Section 1.130 (SARS-CoV-2 Supply Agreement) is hereby added to the Agreement as follows:

““SARS-CoV-2 Supply Agreement” has the meaning set forth in Section 4.4.3.”

(v) A new Section 1.131 (SARS-CoV-2 Technology and Process Transfer Plan) is hereby added to the Agreement as follows:

““SARS-CoV-2 Technology and Process Transfer Plan” has the meaning set forth in Section 4.10.1.”

(w) A new Section 1.132 (SARS-CoV-2 Technology and Process Transfer Memorandum) is hereby added to the Agreement as follows:

““SARS-CoV-2 Technology and Process Transfer Memorandum” has the meaning set forth in Section 4.10.4.”

(x) A new Section 1.133 (SARS-CoV-2 Technology and Process Transfer Commencement Fee) is hereby added to the Agreement as follows:

““SARS-CoV-2 Technology and Process Transfer Commencement Fee” has the meaning ascribed to it in Section 7.3.2.”

(y) A new Section 1.134 (Solicit) is hereby added to the Agreement as follows:

““Solicit” has the meaning ascribed to it in Section 17.24.”

2. Section 2.2 (Collaboration Term) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“2.2.1 The Collaboration will begin on the Closing Date and the Collaboration will expire on June 30, 2022 unless extended at Sanofi’s sole discretion in accordance with Section 2.2.2 or otherwise mutually agreed by the Parties in writing (the “Collaboration Term”). Sanofi shall have the right, on written notice to Translate Bio to terminate (a) the Collaboration with respect to all Collaboration Plans, if at any time Translate Bio is unable to perform its obligations under such Collaboration Plans for any

Licensed Field or the Vaccine Platform Development due to lack of appropriate personnel or facilities or a Change of Control, and (b) the Collaboration with respect to any specific Collaboration Plan, if at any time Translate Bio is unable to perform its obligations under such Collaboration Plan for any Licensed Field, or the Vaccine Platform Development, due to lack of appropriate personnel or facilities or a Change of Control; provided, however, in each case (a) or (b) that such termination shall be effective as of the date specified by Sanofi in such notice which date is at least [**] after such notice is received by Translate Bio. In the event that Sanofi provides such a notice to Translate Bio with respect to (a) all of the Collaboration Plans, the Collaboration Term shall end as of the effective date of such notice and Sanofi shall continue to pay for the FTE Costs, in accordance with the applicable Collaboration Budget, and any non-cancellable Out-of-Pocket Costs, for a period of [**] after such notice is received by Translate Bio, and (b) one or more, but not all of the Collaboration Plans, the Collaboration Term shall end only with respect to such terminated Collaboration Plan(s) as of the effective date of such notice and (1) the Parties shall reallocate FTEs from terminated Collaboration Plan(s) to non-terminated Collaboration Plan(s) maintaining the aggregate Collaboration Budget for all Collaboration Plans (whether such Collaboration Plans were terminated or not) until the end of the period covered by Collaboration Budgets; and (2) Sanofi shall continue to pay for the FTE Costs, in accordance with the applicable Collaboration Budget, and any non-cancellable Out-of-Pocket Costs, for a period of [**] after such notice is received by Translate Bio.

2.2.2 Sanofi may elect, in its sole discretion, to extend the Collaboration Term for one additional year, until June 30, 2023 (“Collaboration Term Extension”), by notifying Translate Bio of such election no later than December 31, 2021, which extended term may include additional Collaboration Plans for up to three (3) Pathogens not already the subject of Collaboration Plans, and the Collaboration Term Extension shall become effective upon payment of the Collaboration Term Extension Fee.”

3. Section 2.4.4 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“Subject to Section 2.4.5, Sanofi shall have final decision-making authority, and the tie-breaking vote at the JSC, following the escalation in accordance with Sections 2.4.2 and 2.4.3 during the Collaboration Term, with respect to [**]; provided however that Sanofi shall not have the right [**] under this Agreement, including regarding [**], each of which shall be decided on mutual consent of the Parties, such consent not to be unreasonably withheld by either Party.”

4. Section 2.7 (Reporting) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“2.7 Reporting. During the Collaboration Term (and any extension thereof), each Party will keep the applicable committee or team informed of progress and results of activities for which it is responsible or that it is permitted to conduct hereunder through its members on such committee or team at each regularly scheduled meeting thereof and as otherwise provided herein. Each Party shall disclose to the other Party, in a timely manner, the Collaboration Know-How in such Party’s power, possession or control, including as required to enable such other Party to perform its activities under any Collaboration Plan and to determine ownership of such Collaboration Know-How in accordance with this Agreement; provided however that Sanofi shall have no obligation to [**].

5. Section 3.2 (Collaboration Costs) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“3.2.1 Collaboration Budget. As of the Second Amendment Execution Date, the Parties have agreed to Collaboration Budgets for each of Influenza, [**] and SARS-CoV-2 Licensed Fields and for Vaccine Platform Development, each of which are included in Schedule 1.11 (Collaboration Budgets). Within [**] of the Second Closing, the Parties shall (a) update the Collaboration Budget for the SARS-CoV-2 Licensed Field and Vaccine Platform Development, and (b) shall agree to initial Collaboration Budgets for each of the [**] Licensed Fields, which updated or initial Collaboration Budgets (as the case may be), when agreed by the Parties, shall form part of Schedule 1.11 (Collaboration Budgets) and shall be incorporated by reference herein. In the event that Sanofi elects in its sole discretion to extend the Collaboration Term pursuant to Section 2.2.2, the Parties may agree to additional Collaboration Budgets for up to three (3) additional Pathogens. The Parties shall update the Collaboration Budgets at least annually in accordance with Section 3.1.2.

3.2.2 Collaboration Costs. The estimated costs for Translate Bio’s Collaboration Activities will be as set forth in the applicable Collaboration Budget; provided, however, that Sanofi shall be responsible for paying FTE Costs, Out-of-Pocket Costs and Manufacturing Costs up to [**] percent ([**]%) of such estimated costs set forth in the applicable Collaboration Budget with respect to the Translate Bio Collaboration Activities. Any variation in excess of [**] percent ([**]%) of the Collaboration Budget will require Sanofi’s express prior written consent. Notwithstanding the first sentence of this Section 3.2, in no event shall Sanofi pay to Translate Bio an amount that is less than the amount of the FTE Costs set forth in the aggregate of all Collaboration Budgets for all Collaboration Plans, unless Sanofi terminates all Collaboration Plans.”

6. Section 4.1.1 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“Unless otherwise agreed by the Parties in writing, Translate Bio shall be responsible for manufacturing and supplying non-clinical Products, related Materials (other than Licensed Materials provided under Section 3.9 or made by Sanofi as described in Section 3.9 or Section 6.4.2) and investigational Products, in each case, as required by and pursuant to the Collaboration Plan and Supply Agreement (as applicable):

(a) for each of the Influenza, [**] Licensed Fields, until the earlier of (1) the end of the first Phase 2 clinical trial for the first Product to Start a Phase 2 clinical trial on a Licensed Field-by-Licensed Field basis, or (2) [**] following execution of the Technology and Process Transfer Memorandum or Deemed Completion, as applicable, has occurred for each initial Licensed Field on a Licensed Field by Licensed Field basis; provided however that if [**] is combined with [**] into a Multi-Component Product, Translate Bio’s obligations in this paragraph (a) would include such Multi-Component Product but Translate Bio shall not have any obligation in respect of such a Multi-Component Product for any new order for Materials or Products after June 30, 2024; and

(b) for the SARS-CoV-2 Licensed Field, for non-clinical use and for all clinical trials required in such Licensed Field for orders placed no later than, the later of (i) the first Market Approval or (ii) June 30, 2025;

(c) for each of [**] Licensed Fields to the end of the first Phase I clinical trial for the first Product in such Licensed Field to Start a Phase I clinical trial; provided that Sanofi would not place any new orders for Materials or Products in the of [**] Licensed Fields after June 30, 2023.

(d) if the Collaboration Term is extended by Sanofi in its sole discretion in accordance with Section 2.2.2, for each of three (3) additional Licensed Fields (that is, such other Pathogens as Sanofi may select in its discretion), to the end of the first Phase I clinical trial for the first Product in such Licensed Field to Start Phase I; provided that Sanofi would not place any new orders for Materials or Products in such three (3) additional Licensed Fields after June 30, 2024.

Notwithstanding Section 4.7.8 (Deemed Completion), Translate Bio shall be responsible for manufacturing and supplying non-clinical Products, related Materials (other than Licensed Materials provided under Section 3.9 or made by Sanofi as described in Section 3.9 or Section 6.4.2) and investigational Products, in each case, as required by and pursuant to the Collaboration Plan and Supply Agreement (as applicable) for each of the [**] Licensed Fields referred to in paragraph (c) above during the period set forth in paragraph (c) and also, if Sanofi elects to exercise its Collaboration Term Extension, an additional three (3) Licensed Fields referred to in paragraph (d) above during the period set forth in paragraph (d) above, even if Sanofi is also manufacturing Products in such Licensed Fields.

The Parties will monitor Sanofi’s demand for investigational Products so that Translate Bio will be able to meet Sanofi’s requirements without interference with Translate Bio’s other programs, including advanced planning, reservation of suites and employee allocations.”

7. Section 4.4 (Supply and Quality Agreements) of the Agreement, as amended by the First Amendment, is hereby amended by adding a new subsection 4.4.3 (SARS-CoV-2 Commercial Supply Agreement) as follows:

“SARS-CoV-2 Commercial Supply Agreement. The Parties shall negotiate in good faith and execute a supply agreement (the “SARS-CoV-2 Commercial Supply Agreement”) and a related quality agreement (the “SARS-CoV-2 Quality Agreement”), each such agreement shall be consistent with industry standards, governing the terms of the supply of Phase III and commercial supply of Products in the SARS-CoV-2 Licensed Field by Translate Bio by no later than December 31, 2020. The terms of the SARS-CoV-2 Commercial Supply Agreement shall include a [**] percent mark-up to be added to Translate Bio’s Manufacturing Costs. Concurrent with the execution of the SARS-CoV-2 Supply Agreement, the Parties shall execute a separate Pharmacovigilance Agreement or amend any existing Pharmacovigilance Agreement as necessary with respect to the SARS-CoV-2 Licensed Field.”

8. Schedule 4.4 of the Agreement, as amended by the First Amendment, is hereby deleted.

9. Section 4.4.1 (Supply & Quality Materials) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“Supply & Quality Matters. Concurrent with the execution of the Second Amendment, the Parties will enter into a supply agreement (the “Supply Agreement”) and have entered into related quality agreements (the “Quality Agreements”) governing the terms of the supply of Products by Translate Bio.”

10. Section 4.7.1 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“4.7.1 Technology and Process Transfer Plan. As of the Second Amendment Execution Date, Translate Bio and Sanofi have established a plan for the transfer of Licensed Technology required for the development and manufacturing of Products in the Influenza virus, [**] Licensed Fields. Translate Bio shall use Commercially Reasonable Efforts to deliver to Sanofi the tangible items of the Licensed

Technology listed within Technology and Process Transfer Plan within the timeframes prescribed therein. The Technology and Process Transfer Plan, as amended by the mutual agreement by the Parties from time to time, is attached hereto as Schedule 4.7.1 (the “Technology and Process Transfer Plan”).”

11. Section 4.7.5 (Qualified Personnel) of the Agreement, as amended by the First Amendment, is hereby amended deleting that provision and replacing it as follows:

“Qualified Personnel. Each Party will make their respective suitably qualified and experienced employees available (whether, as reasonably necessary, by telephone, e-mail, in person or such other method as the Parties may find mutually convenient) to execute the Technology and Process Transfer in accordance with Technology and Process Transfer Plan. Translate Bio’s personnel that are transferring Licensed Technology under the Technology and Process Transfer Plan shall have actual knowledge of the Licensed Technology and Licensed Improvements, if any, they are transferring. The Technology and Process Transfer may include on-site training at Translate Bio’s facilities and also at Sanofi’s facilities as per the Technology and Process Transfer Plan.”

12. Section 4.9.5 (Escrow Period) of the Agreement, as amended by the First Amendment, is hereby amended deleting that provision and replacing it as follows:

““Escrow Period” means the period commencing [**] after the Closing Date and continuing until the earliest of (i) execution of the Technology and Process Transfer Memorandum, (ii) Deemed Completion or (iii) termination of this Agreement; provided however that, with respect to the SARS-CoV-2 Licensed Field, the Escrow Period shall mean the period commencing on the Second Closing and continuing until the earliest of (i) execution of the SARS-CoV-2 Technology and Process Transfer Memorandum, (ii) manufacture and release of a [**] batch of formulated drug substance for a Product in the Licensed Field of SARS-CoV-2 by Sanofi or a subcontractor of Sanofi, (iii) termination of this Agreement or (iv) termination of Sanofi’s license with respect to the SARS-CoV-2 Licensed Field.”

13. ARTICLE 4 MANUFACTURING of the Agreement, as amended by the First Amendment, is hereby amended by adding a new Section 4.10 (Technology Transfer: SARS-CoV-2) as follows:

“4.10.1. SARS-CoV-2 Technology and Process Transfer Plan. Translate Bio and Sanofi will establish a plan for the transfer of Licensed Technology required for the development and manufacturing of Products in the SARS-CoV-2 Licensed Field at [**] scale for each of the mRNA, LNP and formulated drug substance, consistent with Schedule 4.10.1 (the “SARS-CoV-2 Technology and Process Transfer Plan”). Translate Bio shall use Commercially Reasonable Efforts to deliver to Sanofi the tangible items of the Licensed Technology listed within the SARS-CoV-2 Technology and Process Transfer Plan within the timeframes prescribed therein. When such SARS-CoV-2 Technology and Process Transfer Plan is agreed by both Parties, it shall be incorporated herein by reference.”

4.10.2 Timing. The Parties will commence performance of activities described in the SARS-CoV-2 Technology and Process Transfer Plan upon the payment of the first milestone in accordance with Section 7.4.1(b); provided however that if such milestone is not then due and has not been paid, Sanofi may elect, in its discretion, to pay the SARS-CoV-2 Technology and Process Transfer Commencement Fee by delivering to Translate Bio notice of such election; further provided however that if the first milestone in accordance with Section 7.4.1(b) is achieved after Sanofi has paid the SARS-CoV-2 Technology and Process Transfer Commencement Fee, then the amount of such SARS-CoV-2 Technology and Process Transfer Commencement Fee shall be fully credited against such milestone payment.

4.10.3 Technology and Process Transfer Lead. The Parties shall each appoint a technology and process transfer lead to oversee and manage the technical transfer process in accordance with SARS-CoV-2 Technology and Process Transfer Plan.

4.10.4 Success Criteria/ SARS-CoV-2 Technology and Process Transfer Memorandum. Within [**] following successful completion of the SARS-CoV-2 Technology and Process Transfer Plan in accordance with the Success Criteria listed in the SARS-CoV-2 Technology and Process Transfer Plan, the Parties shall execute a SARS-CoV-2 Technology and Process Transfer Memorandum, a form of which SARS-CoV-2 Technology and Process Transfer memorandum is attached hereto as Schedule 4.10.4 (the “SARS-CoV-2 Technology and Process Transfer Memorandum”).

4.10.5 Qualified Personnel. Each Party will make their respective suitably qualified and experienced employees available (whether, as reasonably necessary, by telephone, e-mail, in person or such other method as the Parties may find mutually convenient) to execute the SARS-CoV-2 Technology and Process Transfer in accordance with SARS-CoV-2 Technology and Process Transfer Plan. Translate Bio’s personnel or its CMOs that are transferring SARS-CoV-2 Licensed Technology under the SARS-CoV-2 Technology and Process Transfer Plan shall have actual knowledge of the Licensed Technology and Licensed Improvements, if any, they are transferring. The SARS-CoV-2 Technology and Process Transfer may include on-site training at Translate Bio’s or its CMO’s facilities and also at Sanofi’s facilities as per the SARS-CoV-2 Technology and Process Transfer Plan. Translate Bio shall use commercially reasonable efforts to ensure that it has contracts in place with its CMOs necessary to complete any action in respect of the SARS-CoV-2 Technology and Process Transfer Plan that requires the cooperation or participation of such CMO so as to not delay the execution of such SARS-CoV-2 Technology and Process Transfer Plan.

4.10.6 Third Parties. In the event that Sanofi or Translate Bio need to retain any Third Party to assist with any aspect of executing the SARS-CoV-2 Technology and Process Transfer Plan, Sanofi or Translate Bio (as the case may be) shall execute an agreement with each such Third Party to protect the other Party’s Confidential Information the terms of which will be consistent with this Agreement.

4.10.7 Costs. Sanofi shall bear all costs and expenses associated with the execution of the SARS-CoV-2 Technology and Process Transfer Plan. A budget for the cost of executing the SARS-CoV-2 Technology and Process Transfer Plan shall be established by the Parties, and mutually agreed by the Parties as part of such plan. In the event that Sanofi and Translate Bio perform technology transfer by Sanofi observing Translate Bio’s CMO manufacturing of Product, and such Product will be supplied to Sanofi under this Agreement or a Supply Agreement, then Sanofi shall only pay the additional costs incurred by Translate Bio and such CMO for such technology transfer which are not otherwise already paid to Translate Bio pursuant to this Agreement or any Supply Agreement.

4.10.8 Technical Assistance. Upon execution of the SARS-CoV-2 Technology and Process Transfer Memorandum referred to in Section 4.10.4, and for a period of [**] thereafter, Translate Bio shall use Commercially Reasonable Efforts to provide reasonable assistance to Sanofi in connection with manufacturing of Products in the SARS-CoV-2 Licensed Field, at Sanofi’s expense, and upon Sanofi’s reasonable request.”

14. Subsection 6.1.1 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“Sanofi shall use Commercially Reasonable Efforts to (a) research, develop and seek Market Approval for Products indicated for up to [**] separate Licensed Fields in each Major Market, and (b) following Market Approval of a Product in a Licensed Field in a Major Market, to commercialize such Product in such Major Market.”

15. Subsection 6.3.5 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“Sanofi shall provide any report required by any Pre-Existing Agreement or Future Agreement, at the frequency and with the information required by such Pre-Existing Agreement or Future Agreement, at least [**] before Translate Bio is required to provide such report to the applicable counterparty to such agreement. Such reports include the reports referred to in Section 1.11(g) of the Shire Agreement and Section 5 of each license included in the definition of MIT License. In the event that any such report would include the same information as set forth in another report and at a similar timing set forth in this Section 6.3, the Parties may agree that the report set forth in the other provisions of this Section 6.3, but not in this Section 6.3.5, may be suspended in favor of the report set forth in this Section 6.3.5. Upon Translate Bio’s request, Sanofi shall provide any information in connection with such reports requested by Translate Bio, such as clarifications or additional information requested by the applicable counterparty to such agreement.”

16. The heading ARTICLE 7 COLLABORATION FUNDING, LICENSE AND OPTION ISSUE FEES, OPTION EXERCISE FEES, MILESTONES, ROYALTIES of the Agreement, as amended by the First Amendment, is hereby renamed, deleted and replaced as follows:

“ARTICLE 7 COLLABORATION FUNDING, OTHER FEES, LICENSE FEES, MILESTONES, ADDITIONAL MILESTONES, ROYALTIES”

17. Section 7.1 (Collaboration Funding) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows:

“7.1.1 Collaboration Funding. In consideration of the performance by Translate Bio of the Translate Bio Collaboration Activities in the Collaboration, Sanofi shall pay Translate Bio the agreed sum set out in the Collaboration Budget for each of (a) FTE Costs, (b) Out-Of-Pocket Costs, and (c) Manufacturing Costs. Each of FTE Costs, Out-Of-Pocket Costs or Manufacturing Costs is a “Cost Category”, which shall be accounted for separately by Translate Bio and in no event shall Translate Bio include costs or expenses from one such Cost Category in another such Cost Category. In the event that the Collaboration Budget or Supply Agreement includes certain Out-of-Pocket Costs or Manufacturing Costs which Translate Bio is [**], Sanofi shall [**] the full amount of those Out-of-Pocket Costs and Manufacturing Costs to Translate Bio.

7.1.2 External Funding. The Parties shall discuss and coordinate efforts during the Collaboration Term (and any extension thereto) to seek and obtain funding which may be available from time to time to support the research, development, manufacture and commercialization of Products in the SARS-CoV-2 Licensed Field from Third Party organizations, including any governmental or non-governmental organization such as the United States Biomedical Advanced Research and Development Authority (BARDA) and the Coalition for Epidemic Preparedness Innovations (CEPI); provided however that no Party shall agree to accept any funding on behalf of the other Party without such Party’s express prior consent, and further provided that no Party shall be obligated to seek or accept the funding of any such Third Party. Any dispute under this Section 7.1.2 shall be resolved by referring the matter to the JSC.

18. Section 7.2 (License and Option Issue Fees) of the Agreement, as amended by the First Amendment, is hereby renamed, deleted and replaced in its entirety as follows:

“License Fees. As partial consideration of the license granted herein, Sanofi shall pay Translate Bio the agreed upfront fees in respect of the licenses granted herein with respect to the Licensed Technology, in two installments that are each non-refundable, non-creditable: a first payment of forty-five million dollars ($45,000,000) to be dated no earlier than the Closing, which payment Translate Bio acknowledges has been paid by Sanofi in full, and (b) a second payment of three hundred million dollars ($300,000,000) within ten (10) business days after receiving all of the following (i) Translate Bio’s invoice, (ii) Translate Bio’s wire transfer information required to process the payment and (iii) Translate Bio’s residency forms. Translate Bio’s invoice for the second payment referred to in item (b) above shall not be dated earlier than the Second Closing Date.”

19. Section 7.3 (Option Exercise Fees) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety with the following new provision entitled “Other Fees”:

“7.3.1 Collaboration Term Extension Fee. Sanofi shall pay Translate Bio a non-refundable, non-creditable fee of seventy-five million dollars ($75,000,000) (the “Collaboration Term Extension Fee”) within [**] after receiving all of the following (i) Translate Bio’s invoice, (ii) Translate Bio’s wire transfer information required to process the payment and (iii) Translate Bio’s residency forms; provided however that Translate Bio may not issue any invoice under this Section 7.3.1 (Collaboration Term Extension Fee) until Sanofi has delivered notice of its election to exercise the Collaboration Term Extension in accordance with Section 2.2.2.”

7.3.2 SARS-CoV-2 Technology and Process Transfer Commencement Fee. In the event that Sanofi delivers notice of its election to proceed with the execution of the SARS-CoV-2 Technology and Process Transfer Plan in accordance with Section 4.10.2, Sanofi shall pay Translate Bio a non-refundable, non-creditable (except as set forth in Section 4.10.2) fee of [**] dollars ($[**]) (the “SARS-CoV-2 Technology and Process Transfer Commencement Fee”) within [**] after receiving all of the following (i) Translate Bio’s invoice, (ii) Translate Bio’s wire transfer information required to process the payment and (iii) Translate Bio’s residency forms; provided however that Translate Bio may not issue any invoice under this Section 7.3.2 (SARS-CoV-2 Technology and Process Transfer Commencement Fee) until Translate Bio receives Sanofi’s notice in accordance with Section 4.10.2.”

20. Section 7.4.1 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced with the following:

“7.4.1 Development and Regulatory Milestones.

(a) The following development and regulatory milestones shall be paid by Sanofi once per Licensed Field the first time such Milestone is achieved by a Product in such Licensed Field (other than the SARS-CoV-2 Licensed Field):

Milestone:	Milestone payment:
[**]	[**]
[**]	[**]

Milestone:	Milestone payment:
[**]	[**]
[**]	[**]
[**]	[**]

(b) The following development and regulatory milestones which demonstrate proof of concept of the Licensed Technology (which demonstration shall be the SARS-CoV-2 Licensed Field and no other Licensed Field), shall be paid by Sanofi one time only when such Milestone is first achieved by a Product:

Milestone:	Milestone payment:
[**]	[**]
[**]	[**]
[**]	[**]

21. Section 7.4.4 (Sales Milestones) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced with the following:

“Sales Milestones.

(a) Sanofi will pay Translate Bio the following sales milestones on aggregate, annual, royalty-bearing Net Sales with respect to all Products in a Licensed Field (other than the SARS-CoV-2 Licensed Field), once per Licensed Field (the “Sales Milestones”):

When aggregate royalty-bearing annual Net Sales for all Products in a Licensed Field (other than the SARS-CoV-2 Licensed Field) first reach the following thresholds:	Sales Milestone payment:
(i) $[**] to less than $[**]	[**]
(ii) $[**] to less than $[**]	[**]
(iii) $[**] or more	[**]

No more than [**] Sales Milestones per the table above may be earned in any calendar year, and where [**] such Sales Milestones are earned in a single calendar year, Sanofi will pay [**] such Sales Milestone when achieved and may defer payment of [**] Sales Milestone for [**]. For example, if aggregate royalty-bearing annual Net Sales for all Products in a Licensed Field first reach $[**] or more, Sanofi shall pay Translate Bio the Sales Milestone in item [**] above plus [**] Sales Milestone, which [**] Sales Milestone shall be elected by Translate Bio by written notice to Sanofi following receipt of payment of the [**] Sales Milestone. The [**] Sales Milestone [**].

(b) Sanofi will pay Translate Bio the following sales milestones on aggregate, annual, royalty-bearing Net Sales with respect to all Products in the SARS-CoV-2 Licensed Field when the following thresholds (the “SARS-CoV-2 Sales Milestones”) are reached:

When aggregate royalty-bearing annual Net Sales for all Products in the SARS-CoV-2 Licensed Field first reach:	Sales Milestone payment:
(i) $[**]	[**]
(ii) $[**]	[**]

Each SARS-CoV-2 Sales Milestone would be payable one time only.”

22. Section 7.4 (Milestones) of the Agreement, as amended by the First Amendment, is hereby amended by adding a new subsection 7.4.6 (Additional Milestones) as follows:

“Additional Milestones. As partial consideration of the license rights granted herein, Sanofi agrees to pay Translate Bio the following amounts upon achievement of the milestones set forth below by Sanofi, its Affiliates or Sublicensees (or, to the extent anticipated in the applicable Collaboration Plan, by or on behalf of Translate Bio) (each an “Additional Milestone”) in accordance with Section 8.1, except as expressly provided for in this Section 7.4.6, each such Additional Milestone payment to be made one time only:

Additional Milestone:	Additional Milestone payment:
[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

For the purpose of each of the Additional Milestones, “[**]” shall mean that [**].

In the event that [**] of the above Additional Milestone are achieved in a single calendar year, Sanofi would pay [**] such Additional Milestones in such calendar year, and [**] Additional Milestone payment will be payable [**].

Sanofi and Translate Bio shall each use Commercially Reasonable Efforts to achieve each of the Additional Milestones by no later than December 31, 2024.”

23. Section 7.5.2 (Third Party Royalty Reductions) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced with the following:

“Third Party Royalty Reductions. Subject to Section 7.6, when Translate Bio’s royalty obligations to any Third Party under the Pre-Existing Agreements have expired, been terminated, or are reduced, the royalty Sanofi would pay Translate Bio pursuant to Section 7.5.1 would be reduced by [**] per cent ([**]%) of the amount that Translate Bio’s royalty to such Third Party is reduced. For example, if Translate Bio’s royalties payable under the Shire Agreement are reduced to [**]%, then Sanofi’s royalty under Section 7.5.1 would be reduced by [**]% in each applicable royalty tier. Notwithstanding the first sentence of this paragraph, in the event that during the Royalty Term, Translate Bio amends the Shire Agreement so as to reduce or revoke the earn-out provision of such agreement as part of an amendment to such agreement in exchange for consideration in any form (including without limitation, cash, equity, in-kind, exchange of rights or otherwise) as recorded in the audited financial statements of Translate Bio, Sanofi would pay to Translate Bio the royalty rates provided for in Section 7.5.1, except such royalty rates would be adjusted in accordance with this Section 7.5.2 with respect to (a) any then remaining royalty obligations under any Pre-Existing Agreements other than the Shire Agreement and (b) any remaining royalty obligations to Shire if the earn out provisions were reduced rather than revoked..”

24. Section 7.5 (Royalties and Royalty Reductions) of the Agreement, as amended by the First Amendment, is hereby amended by adding a new subsection 7.5.6 (Adjustments to Royalties in SARS-CoV-2 Licensed Field).

“Adjustments to Royalties in SARS-CoV-2 Licensed Field. In the SARS-CoV-2 Licensed Field, where Products are supplied as a donation or are otherwise transferred by Sanofi, its Affiliates and Sublicensees to a Third Party without any profit margin, the royalties payable to Translate Bio shall be adjusted so as to pay to Translate Bio only such royalties as would be owed by Translate Bio to any Third Party and Translate Bio hereby agrees to forego any additional royalties on such Products at no margin in the SARS-CoV-2 Licensed Field.”

25. The first paragraph of Section 8.1 (Payment Terms) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced as follows:

“Payment terms. Except as provided for in Section 7.1 (Collaboration Funding), Section 7.2 (License Fees), Section 7.3 (Other Fees), Section 6.3.4, Section 7.4.5 (Special Payment Terms for Milestones under Shire Agreement) or Section 7.4.6 (Additional Milestones), all amounts payable by Sanofi hereunder shall be paid within [**] of the receipt of the invoice at the following mailing address:”

26. Section 8.7 (Pre-Existing Agreements) of the Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced as follows:

“Pre-Existing Agreements. Prior to the Second Amendment Execution Date, Translate Bio disclosed to Sanofi the Pre-Existing Agreements listed on Schedule 1.80 (Pre-Existing Agreements). As between them, the Parties have agreed that all fees, milestones, royalties and other costs payable under such Pre-Existing Agreements shall be paid by Translate Bio and that Sanofi shall have no liability to any Third Party with respect to the payments due under such agreements, but shall, where applicable, comply with reporting and other obligations under such Pre-Existing Agreements.”

27. The last sentence of Section 9.1 (Exclusive Licenses Granted to Sanofi) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows

“Any license under the rights granted to Translate Bio in accordance with each license included in the definition of MIT License shall be limited to the scope and purposes set forth in such MIT License.”

28. Section 9.2 (Option Rights Granted to Sanofi) of the Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced with the word [Reserved].

29. Section 9.4 (Governmental Rights) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows

“Governmental Rights. If a Product contains or is made utilizing Licensed Technology developed with resources provided by the United States Federal Government (such as the subject matter of each license included in the definition of MIT License), then the Parties shall comply with all applicable Laws relevant thereto (including the Bayh-Dole Act). Sanofi may request, where necessary, that Translate Bio request that the relevant owner of the Licensed Technology or Licensed Improvement, as the case may be, seek a waiver from the United States Federal Government to the requirement to manufacture a Product, in whole or in part, in the United States, and if necessary, Translate Bio and Sanofi shall cooperate, and provide reasonable assistance to the relevant owner, to seek such a waiver, at Sanofi’s expense.”

30. All references to “MIT License” in Sections 9.8.1 through 9.8.3 of the Agreement shall be replaced with “APPL License”. In the event that Sanofi deems it necessary or useful to further sublicense the OF-02 License, Translate Bio shall use Commercially Reasonable Efforts to amend the OF-02 License to allow for such sublicense pursuant to terms no more restrictive to Sanofi that the terms applicable under Section 9.8.1 with respect to the APPL License.

31. Section 9.9 (Affiliates) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced as follows:

“Affiliates. The rights granted to Sanofi under Section 9.1 (Exclusive Licenses Granted to Sanofi) and 9.8 (Sub-Licenses) may all be practiced by its Affiliates, and the provisions of Section 17.1 (Affiliates) shall apply with respect thereto.”

32. Section 9.13 (Specific obligations re MIT License) of the Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced as follows:

“Specific obligations re MIT License. With respect to each license included in the definition of MIT License, Sanofi agrees to comply with the provisions of Schedule 9.13 (Specific obligations re MIT License), unless Sanofi has terminated the rights it sub-licensed under such MIT License in accordance with Section 16.5 (Termination of Rights under MIT License).”

33. Section 9.14 (Waiver or Amendment of MIT License) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows

“Waiver or Amendment of MIT License. In the event that a provision of any license included in the definition of MIT License may impose a material hardship on Sanofi and/or could create a material impediment to the commercialization of Products hereunder, Translate Bio shall, at Sanofi’s expense, use Commercially Reasonable Efforts to obtain a waiver from M.I.T. or execute an amendment to such MIT License to relieve Sanofi of such hardship as soon as practicable upon Sanofi’s reasonable request.”

34. Section 13.11.1 of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows

“During the Term of this Agreement, each Party agrees to (i) provide the other Party the opportunity to review any proposed abstracts, manuscripts or other form of public disclosure of scientific results under this Agreement, including any such public disclosure in the form of any poster, student thesis, slide, text of oral presentations, or text of any transmission through any electronic media, which relate to any Product in a Licensed Field (each, a “Publication”) at least [**] prior to their intended submission for publication and (ii) upon request, not to submit any such Publication until the other Party is given a reasonable period of time, not to exceed [**], to secure Patent protection for any material in such Publication which it believes to be patentable. Except as provided for in Section 13.6 (Authorized Disclosure) 13.9 (Confidential Treatment of Terms and Conditions) or 13.10 (Press Releases), no Party shall have the right to publish or present or otherwise disclose Confidential Information of the other Party without the prior written consent of such other Party, which consent may be withheld.”

35. Section 13.11 (Publications) of the Agreement, as amended by the First Amendment, is hereby amended by adding a new Section 13.11.5 as follows:

“Within [**] following the Second Closing Date, the Parties, through the JSC, shall agree to a plan regarding scientific publications arising from the Collaboration during the Collaboration Term and any Collaboration Term Extension. Translate Bio shall propose an initial draft of such plan within [**] of the Second Amendment Execution Date. The Parties may modify any publication plan, as mutually agreed by them, from time to time.”

36. Section 14.2 (Translate Bio’s Representations and Warranties) of the Agreement, as amended by the First Amendment, is hereby amended by deleting subsection (e) and replacing it as follows:

“no Licensed Patent is the subject of any pending interference, opposition, cancellation or patent protest, except, as of the Second Amendment Execution Date, those Licensed Patents listed on Schedule 14.2(e), which are, as of the Second Amendment Execution Date, the subject of opposition proceedings in the European Union.”

37. Section 14.2 (Translate Bio’s Representations and Warranties) of the Agreement, as amended by the First Amendment, is hereby amended by adding new subsections (t) and (u) as follows:

“(t) prior to the Second Amendment Execution Date, Translate Bio disclosed to Sanofi true, complete, and correct copies of the Pre-Existing Agreements, including all amendments and modifications thereto, and any material notices to the Pre-Existing Agreements and Translate Bio has the right to grant sublicenses to Sanofi and its Affiliates in accordance with the terms of the Pre-Existing Agreements; and

(u) all representations and warranties (a) through to (d) and (f) through to and including (s) are true as of the Second Amendment Execution Date;”

38. Section 15.2 (Indemnity by Sanofi) of the Agreement, as amended by the First Amendment, is hereby deleted and replaced in its entirety as follows

“Indemnity by Sanofi. Sanofi will defend, indemnify, and hold harmless Translate Bio, its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, “Translate Bio Indemnitees”), at Sanofi’s cost and expense, from and against any and all Losses arising out of any Third Party Claims brought against any Translate Bio Indemnitee to the extent such Losses result from: (a) the negligence or willful misconduct of Sanofi or its Affiliates (or any employees, agents or representatives of any of them) in performing Sanofi’s obligations or exercising Sanofi’s rights hereunder, (b) a breach by Sanofi of this Agreement, including a breach of Sanofi’s representations or warranties in Section 14.1 (Mutual Representations and Warranties), or any Ancillary Agreement, (c) the development, manufacture or commercialization of any Product in a Licensed Field by or on behalf of Sanofi, any of its Affiliates or its Sublicensees or (d) any claim arising from the alleged breach by Sanofi or by any of its Affiliates or its Sublicensees of its/their obligations under (i) any sub-license granted under any license included in the definition of MIT License or (ii) any Future Agreement except to the extent that such claim arises from the actions or omissions of Translate Bio or any of its Affiliates.”

39. Section 16.5 (Termination of Rights under MIT License) of the Agreement, as amended by the First Amendment, is hereby deleted in its entirety and replaced as follows:

“Termination of Rights under MIT License. Subject to the terms of each license included in the definition of MIT License, Sanofi will have the right to terminate this Agreement solely with respect to any rights sublicensed to it by Translate Bio under such MIT License on three (3) months’ prior written notice to Translate Bio. Sanofi shall remain liable for payment for all amounts due to Translate Bio arising from such sublicense until the effective date of such termination.”

40. A new Section 17.23 (Translate Bio Acquisition of Third Party) is hereby added to the Agreement, as amended by the First Amendment, as follows:

“Translate Bio Acquisition of Third Party. Notwithstanding anything to the contrary in this Agreement, in the event that Translate Bio acquires any Patent from a Third Party (an “Acquired Patent”), which Patent may be infringed by the manufacture, use, offer for sale, sale, or importation or other exploitation of a Product, Translate Bio shall provide Sanofi with notice of such Acquired Patent to enable Sanofi to determine if it wishes to obtain a license under such Acquired Patent to research, develop, make, have made, use, register, sell, have sold, offer for sale, import, have imported, have exported and export the applicable Product(s) in the Licensed Field in the Territory after having reasonable opportunity to conduct due diligence with respect thereto whether any of the foregoing activities would infringe a valid claim of such Acquired Patent, and in such event, Translate Bio shall first offer to Sanofi the opportunity to take a license under such Acquired Patent prior to offering such opportunities to any Third Party, the terms of which license agreement would be negotiated in good faith during the Negotiation Period. During the first [**] following the date of the notice of such Acquired Patent (the “Negotiation Period”), Translate Bio will not itself, or instruct any Third Party to, enforce such Acquired Patent against Sanofi, its Affiliates and Sublicensees.

41. A new Section 17.24 (Non-Solicitation) is hereby added to the Agreement, as amended by the First Amendment, as follows:

“Non-Solicitation. During the Collaboration Term and for [**] thereafter, neither Party nor any of its Affiliates, shall, without the prior consent of the other Party, solicit or recruit the employment or engagement as an independent contractor of (collectively, “Solicit”), any individual (a) who is an employee of such other Party or any of such other Party’s Affiliates and (b) who has been a member of the JSC or the JPT or an Alliance Manager. General recruiting activities, including placing a job listing with any journal, website, or any other publication or any recruitment firm, by a Party or any of its Affiliates shall not be deemed solicitation of any employee or independent contractor of the other Party or of any of its Affiliates.”

42. The following Schedules to the Agreement, as amended by the First Amendment, are hereby added (in the case of Schedules added to the Agreement in accordance with this Second Amendment) or are hereby deleted and replaced with the Schedules attached hereto (in the case of Schedules already included in the Agreement or the First Amendment and updated in accordance with this Second Amendment):

Schedule 1.11 (Collaboration Budget) for the following Licensed Fields: Influenza Virus[**], SARS-CoV-2, [**] and for the Vaccine Platform Development.

Schedule 1.12 (Collaboration Plan) for the following Licensed Fields: Influenza Virus, [**], SARS-CoV-2, [**] and for the Vaccine Platform Development.

Schedule 1.54 (Licensed Patents)

Schedule 1.89 (Sanofi Background Technology)

Schedule 2.5 (Responsibilities of the JSC)

Schedule 2.6 (Responsibilities of the JPT)

Schedule 4.7.1 (Technology and Process Transfer Plan)

Schedule 4.10.1 (SARS-CoV-2 Technology and Process Transfer Plan)

Schedule 4.10.4 (SARS-CoV-2 Form of Technology and Process Transfer Plan Memorandum)

Schedule 9.13 (Specification obligations re MIT License)

Schedule 14.2(e) (Licensed Patents which are the subject of opposition proceedings in the European Union.)

43. The following provisions of the First Amendment are hereby deleted and each replaced with the word [Reserved]: Section 6, Section 7, Section 12, and Section 13.

44. In accordance with Section 4.1(f)(iii) of the OF-02 License, Translate Bio shall elect to make Sanofi Pasteur Inc. a SUBLICENSEE (as that term is defined in the OF-02 License) under the OF-02 License by providing to M.I.T. written notice of such election, and by making payment of the required fee of [**] dollars ($[**]) to M.I.T. in accordance with the terms of the OF-02 License.

45. The Parties acknowledge that by the inclusion of the OF-02 License within the definition of the MIT License, it is the express intent of the Parties that the OF-02 License shall be treated in all respects under the Agreement as a Pre-Existing Agreement and not as a Future Agreement and the Agreement shall be interpreted in such a manner consistent with that intent.

46. This Second Amendment amends the Agreement (as amended by the First Amendment, except as provided herein) solely to the extent expressly provided herein as of the Second Amendment Execution Date. In all other respects, the Agreement (as amended by the First Amendment, except as provided herein) continues in full force and effect and is ratified in all respects. Any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by the First Amendment and this Second Amendment. The provisions of the Agreement apply to this Second Amendment except to the extent this Second Amendment amends any such provisions. If there is a conflict between the provisions of this Second Amendment and the Agreement (as amended by the First Amendment), the provisions of this Second Amendment control.

47. This Second Amendment has been executed on June 22, 2020 (the “Second Amendment Execution Date”).

48. This Second Amendment will become effective on the Second Closing Date.

49. The obligations of each Party to consummate the transactions contemplated by this Second Amendment will be subject to the fulfillment of each of the following conditions: (a) the filings of Translate Bio and Sanofi pursuant to the HSR Act will have been made and the applicable waiting period and any extensions thereof will have expired or been terminated without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States; and (b) no Governmental Authority will have enacted any applicable Laws which has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transaction or causing the transaction contemplated hereunder to be rescinded following completion thereof.

50. Within [**] after the Second Amendment Execution Date, both Parties shall file a copy of this Second Amendment and their respective premerger notification and report forms with DOJ and the FTC pursuant to the HSR Act.

51. The Parties shall use commercially reasonable efforts to promptly obtain clearance required under the HSR Act for the consummation of this Second Amendment and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any Third Party respecting the transactions contemplated by this Second Amendment. The Parties commit to instruct their respective counsel to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period. Each Party’s counsel will undertake (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of the FTC or DOJ.

52. The consummation of the transactions set forth in this Second Amendment (the “Second Closing”) shall take place at 10:00am Eastern Time at Boston, Massachusetts, US, on the third (3rd) business day after all conditions of closing set forth in Section 49 of this Second Amendment have either been met or waived (other than conditions which by their nature are to be satisfied on the Second Closing Date), or at such other time date and place as the Parties may mutually agree on in writing. The date on which the Second Closing is to occur is referred to herein as the “Second Closing Date”.

53. Concurrent with the execution of this Second Amendment, Sanofi and Translate Bio will enter into a Securities Purchase Agreement.

54. This Second Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. This Second Amendment may be executed using Adobe Sign or other validated e-signature platform or other electronic means (such as in portable document format (PDF)) without affecting the validity thereof.

[signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Agreement effective as of the Second Amendment Execution Date.

Translate Bio MA, Inc.	Sanofi Pasteur Inc.

By: /s/ Ronald C. Renaud, Jr.	By: /s/ John Shiver

Name: Ronald C. Renaud, Jr	Name: John Shiver
Title: President and CEO	Title: Senior Vice President, Research & Development